ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARY

         EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



                                                            December 30,          December 31,       January 1,
                                                                 1995             1994                1994
PRIMARY
  Average shares outstanding                                 10,313,860            10,287,727       10,167,537
  Net effect of dilutive stock options-
   based on the treasury stock method
   using the average market price                               --                    237,251          236,313
                                                          --------------          -----------
                  TOTAL                                      10,313,860            10,524,978       10,403,850
                                                          ==============          ===========     ============

  Net (loss) income                                       $  (1,304,000)          $ 4,389,000     $  8,724,000
                                                          ==============          ===========     ============

  Net (loss) income per common share                      $       (0.13)          $      0.42     $       0.84
                                                          ==============          ===========     ============

FULLY DILUTED
  Average shares outstanding                                 10,313,860            10,287,727       10,167,537
  Net effect of dilutive stock options -
    based on the treasury stock method
    using the greater of ending or
    average market price                                          --                  239,083          316,067
                                                          -------------           -----------     ------------
                  TOTAL                                      10,313,860            10,526,810       10,483,604
                                                          ==============          ===========     ============

 Net (loss) income                                        $  (1,304,000)          $ 4,389,000     $  8,724,000
                                                          ==============          ===========     ============

 Net (loss) income per common share                       $       (0.13)          $      0.42     $       0.83
                                                          ==============          ===========     ============


Note: Net income per share for the year ended January 1, 1994 was reported as $0.84 due to the immaterial difference between fully diluted and primary net income per share.